Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Vice President, Public Affairs
Trinity Industries, Inc.	Trinity Industries, Inc.
214/631-4420	214/589-8909
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Strong Second Quarter 2015 Results
and Increases Annual Guidance

DALLAS, Texas - July 23, 2015 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter ended June 30, 2015, including the following significant highlights:

•	Second quarter earnings per common diluted share of $1.33 compared to $1.01 for the second quarter of 2014, a 32% increase year-over-year

•	Quarterly revenue and net income of $1.68 billion and $212.0 million, respectively, a year-over-year increase of 13% and 29%, respectively

•	Rail and Inland Barge Groups reported record operating profit during the second quarter

•	Rail Group delivered 8,530 railcars and received orders for 11,170 new railcars during the second quarter, increasing its backlog to $6.90 billion

•	Structural wind towers business received orders totaling $183.9 million, increasing its backlog to $502.6 million

•	Company raised earnings guidance for full year 2015 to between $4.45 and $4.75 per common diluted share compared to previous guidance of between $4.10 and $4.45 per share

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $212.0 million, or $1.33 per common diluted share. Net income for the same quarter of 2014 was $164.2 million, or $1.01 per common diluted share. Revenues for the second quarter of 2015 increased 13% to a record $1.68 billion compared to revenues of $1.49 billion for the same quarter of 2014.
“Our performance continues to reflect the strength of our diversified industrial business model and our ability to shift our resources to meet our customers' needs," said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. "I am extremely proud of the exceptional performance delivered by our people. Their consolidated efforts and proven ability to execute were major contributors to the high quality results we achieved during the second quarter," Mr. Wallace added.
Business Group Results
In the second quarter of 2015, the Rail Group reported revenues and record operating profit of approximately $1.11 billion and $227.7 million, respectively, resulting in year-over-year increases compared to the second quarter of 2014 of 24% and 29%, respectively. The increases in revenues and profit were due primarily to higher deliveries, improved pricing, and increased operating efficiencies partially offset by product mix changes. The Rail Group shipped 8,530 railcars and received orders for 11,170 railcars during the second quarter. The Rail Group had a backlog of $6.90 billion as of June 30, 2015, representing 59,830 railcars, compared to a backlog of $6.81 billion as of March 31, 2015, representing 57,190 railcars.

During the second quarter of 2015, the Railcar Leasing and Management Services Group reported record leasing and management revenues of $178.2 million compared to $160.7 million in the second quarter of 2014 due to higher average rental rates and net fleet additions. In addition, the Group recognized revenue of $59.9 million from sales of railcars from the lease fleet owned for less than a year during the second quarter compared to $70.8 million in the second quarter of 2014. Operating profit for this Group was $137.7 million in the second quarter of 2015 compared to operating profit of $102.4 million in the second quarter of 2014 due to a record level of leasing and management operating profit and higher operating profit from sales of railcars from the lease fleet. Supplemental information for the Railcar Leasing and Management Services Group is provided in the following tables.
During the second quarter, the Company sold $222.2 million of leased railcars to Element Financial Corporation ("Element") under a strategic alliance launched in 2013. Since the fourth quarter of 2013 when the alliance was announced, the Company has completed $1.34 billion of leased railcar sales to Element and anticipates fulfilling the $2 billion alliance by the end of 2015. The Company's second quarter results included $0.30 per common diluted share related to sales of leased railcars to Element and other third parties compared to $0.19 per share in the same quarter last year.
The Inland Barge Group reported record revenues of $187.8 million for the second quarter of 2015 compared to revenues of $165.4 million in the second quarter of 2014. Operating profit for this Group was a record $40.7 million in the second quarter of 2015 compared to $30.9 million in the second quarter of 2014. The increase in revenues compared to the same quarter last year was primarily due to higher delivery volumes of hopper barges partially offset by lower delivery volumes of tank barges. The Inland Barge Group received orders of $76.4 million during the quarter, and as of June 30, 2015 had a backlog of $454.0 million compared to a backlog of $565.4 million as of March 31, 2015.
The Energy Equipment Group reported revenues of $281.9 million in the second quarter of 2015 compared to revenues of $227.6 million in the same quarter of 2014. Operating profit for the second quarter of 2015 increased to $36.3 million compared to $28.3 million in the same quarter last year. The increases in revenues and operating profit compared to the same quarter last year were due primarily to an acquisition completed in 2014. During the quarter, the structural wind towers business received orders totaling $183.9 million. The backlog for structural wind towers as of June 30, 2015 was $502.6 million compared to a backlog of $390.7 million as of March 31, 2015.
Revenues in the Construction Products Group were $151.3 million in the second quarter of 2015 compared to revenues of $151.7 million in the second quarter of 2014. The Group recorded an operating profit of $21.3 million in the second quarter of 2015 compared to an operating profit of $22.4 million in the second quarter of 2014. Revenues and operating profit were substantially unchanged year-over-year. Operating profit in the second quarter of 2014 included a gain of $2.6 million related to the early retirement of certain acquisition-related liabilities. In June 2015, the Group completed the sale of the assets of its galvanizing business with facilities located in Texas, Mississippi, and Louisiana and reported a gain on sale of $7.8 million within the segment.
Cash and Liquidity
At June 30, 2015, the Company had cash and cash equivalents of $583.8 million. When combined with capacity under committed credit facilities, the Company had approximately $1.77 billion of available liquidity at the end of the second quarter.
Share Repurchase
The Company repurchased 1,669,764 shares of common stock at a cost of $50.0 million under its share repurchase authorization during the quarter, leaving $143.6 million remaining under its current authorization through December 31, 2015.

Highway Products Litigation
On June 9, 2015, the District Court entered a judgment in the total amount of $682.4 million related to the False Claims Act litigation filed against the Company. The Company's Motion for New Trial is pending. If denied, the Company will vigorously pursue its rights of appeal of the judgment to the Fifth Circuit. Based on information currently available to the Company including the significance of successful completion of eight, post-verdict crash tests of the ET Plus; conclusions reached by the FHWA’s joint task force founded upon such crash tests; and the FHWA's published field observations and research regarding ET Plus systems installed on the nation's roadways; we do not believe that a loss is probable in this matter, therefore no accrual has been included in the accompanying consolidated financial statements.
Earnings Outlook
For the full year of 2015, the Company anticipates earnings per common diluted share of between $4.45 and $4.75 compared to its previous 2015 earnings guidance of $4.10 to $4.45 per share. We expect the level of EPS in the second half of the year to be relatively evenly split between the third and fourth quarters. The 2015 earnings guidance assumes an annual weighted average diluted share count of 153 million shares, which includes 2.1 million shares from the convertible notes. The dilutive impact of the convertible notes reduces full year 2015 earnings per share by approximately $0.07 per share.
Actual results in 2015 may differ from present expectations and could be impacted by a number of factors including, among others, fluctuations in prices of commodities that our customers produce and transport; potential costs or timing of compliance related to final tank car regulations; expenses related to current and potential litigation involving our Highway Products business; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales and profitability of railcars; the level of profitability resulting from sales of leased railcars; the dilutive impact of the convertible notes related to changes in the Company's stock price; and the impact of weather conditions on our operations and delivery schedules.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 24, 2015 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-1346 until 11:59 p.m. Eastern on July 31, 2015.
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2015	2014
Revenues	$1,676.8	$1,485.3
Operating costs:
Cost of revenues	1,219.6	1,098.3
Selling, engineering, and administrative expenses	114.4	96.4
Gains on dispositions of property:
Net gains on lease fleet sales	(30.1)	(9.7)
Other	(10.0)	(1.7)
	1,293.9	1,183.3
Operating profit	382.9	302.0
Interest expense, net	50.1	46.2
Other, net	(0.7)	(1.2)
Income before income taxes	333.5	257.0
Provision for income taxes	112.7	83.9
Net income	220.8	173.1
Net income attributable to noncontrolling interest	8.8	8.9
Net income attributable to Trinity Industries, Inc.	$212.0	$164.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.36	$1.05
Diluted	$1.33	$1.01
Weighted average number of shares outstanding:
Basic	150.7	151.0
Diluted	154.2	157.4

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2015	2014
Revenues	$3,303.5	$2,945.8
Operating costs:
Cost of revenues	2,430.7	2,172.3
Selling, engineering, and administrative expenses	212.7	180.0
Gains on dispositions of property:
Net gains on lease fleet sales	(45.0)	(87.2)
Other	(10.9)	(12.6)
	2,587.5	2,252.5
Operating profit	716.0	693.3
Interest expense, net	101.1	92.1
Other, net	(3.0)	(1.3)
Income before income taxes	617.9	602.5
Provision for income taxes	208.1	196.4
Net income	409.8	406.1
Net income attributable to noncontrolling interest	17.6	15.5
Net income attributable to Trinity Industries, Inc.	$392.2	$390.6

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$2.52	$2.51
Diluted	$2.46	$2.43
Weighted average number of shares outstanding:
Basic	151.0	150.5
Diluted	154.3	155.6

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2015	2014
Rail Group	$1,110.3	$895.6
Construction Products Group	151.3	151.7
Inland Barge Group	187.8	165.4
Energy Equipment Group	281.9	227.6
Railcar Leasing and Management Services Group	238.1	231.5
All Other	26.8	28.1
Segment Totals before Eliminations	1,996.2	1,699.9
Eliminations - lease subsidiary	(215.5)	(128.6)
Eliminations - other	(103.9)	(86.0)
Consolidated Total	$1,676.8	$1,485.3

	Three Months Ended June 30,
Operating profit (loss):	2015	2014
Rail Group	$227.7	$176.0
Construction Products Group	21.3	22.4
Inland Barge Group	40.7	30.9
Energy Equipment Group	36.3	28.3
Railcar Leasing and Management Services Group	137.7	102.4
All Other	(0.1)	(2.6)
Segment Totals before Eliminations and Corporate Expenses	463.6	357.4
Corporate	(32.3)	(29.7)
Eliminations - lease subsidiary	(49.9)	(26.9)
Eliminations - other	1.5	1.2
Consolidated Total	$382.9	$302.0

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2015	2014
Rail Group	$2,254.8	$1,753.0
Construction Products Group	264.1	264.8
Inland Barge Group	340.9	302.3
Energy Equipment Group	582.0	438.2
Railcar Leasing and Management Services Group	482.9	674.6
All Other	54.9	51.3
Segment Totals before Eliminations	3,979.6	3,484.2
Eliminations - lease subsidiary	(474.5)	(377.7)
Eliminations - other	(201.6)	(160.7)
Consolidated Total	$3,303.5	$2,945.8

	Six Months Ended June 30,
Operating profit (loss):	2015	2014
Rail Group	$440.4	$343.5
Construction Products Group	29.6	44.1
Inland Barge Group	68.2	57.6
Energy Equipment Group	73.5	51.2
Railcar Leasing and Management Services Group	260.5	332.7
All Other	(1.6)	(8.0)
Segment Totals before Eliminations and Corporate Expenses	870.6	821.1
Corporate	(59.0)	(52.8)
Eliminations - lease subsidiary	(98.2)	(76.2)
Eliminations - other	2.6	1.2
Consolidated Total	$716.0	$693.3

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in millions)
Revenues:
Leasing and management	$178.2	$160.7	$344.3	$310.9
Sales of railcars owned one year or less at the time of sale	59.9	70.8	138.6	363.7
Total revenues	$238.1	$231.5	$482.9	$674.6
Operating profit:
Leasing and management	$90.6	$75.5	$172.9	$139.4
Railcar sales:
Railcars owned one year or less at the time of sale	17.0	17.2	42.6	106.1
Railcars owned more than one year at the time of sale	30.1	9.7	45.0	87.2
Total operating profit	$137.7	$102.4	$260.5	$332.7
Operating profit margin:
Leasing and management	50.8%	47.0%	50.2%	44.8%
Railcar sales	*	*	*	*
Total operating profit margin	57.8%	44.2%	53.9%	49.3%
Selected expense information(1):
Depreciation	$35.8	$32.2	$69.9	$64.7
Maintenance	$21.4	$20.0	$41.3	$41.0
Rent	$9.6	$13.3	$21.4	$26.6
Interest	$36.4	$38.1	$74.3	$75.4

	June 30, 2015	December 31, 2014
Leasing portfolio information:
Portfolio size (number of railcars)	76,440	75,930
Portfolio utilization	98.9%	99.5%

	Six Months Ended June 30,
	2015	2014
	(in millions)
Proceeds from sale of leased railcars to Element Financial Corporation:
Leasing Group:
Railcars owned one year or less at the time of sale	$110.0	$331.4
Railcars owned more than one year at the time of sale	127.5	222.7
Rail Group	111.7	81.6
	$349.2	$635.7
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profits of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$583.8	$887.9
Short-term marketable securities	—	75.0
Receivables, net of allowance	557.5	405.3
Income tax receivable	35.3	58.6
Inventories	989.9	1,068.4
Restricted cash	197.3	234.7
Net property, plant, and equipment	5,193.9	4,902.9
Goodwill	754.2	773.2
Other assets	320.3	327.8
	$8,632.2	$8,733.8

Accounts payable	$273.4	$295.4
Accrued liabilities	529.5	709.6
Debt, net of unamortized discount of $52.3 and $60.0	3,340.3	3,553.0
Deferred income	28.3	36.4
Deferred income taxes	645.3	632.6
Other liabilities	114.1	109.4
Stockholders' equity	3,701.3	3,397.4
	$8,632.2	$8,733.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2015	December 31, 2014
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,780.1	$1,681.7
Accumulated depreciation	(860.9)	(820.7)
	919.2	861.0
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	3,516.7	3,189.6
Accumulated depreciation	(607.7)	(601.1)
	2,919.7	2,599.2
Partially-owned subsidiaries:
Equipment on lease	2,258.9	2,261.2
Accumulated depreciation	(292.9)	(261.3)
	1,966.0	1,999.9

Net deferred profit on railcars sold to the Leasing Group	(611.0)	(557.2)
	$5,193.9	$4,902.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2015	December 31, 2014
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $51.9 and $59.6	397.6	389.9
Other	0.7	0.7
	797.9	790.2
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	37.5	39.1
	37.5	39.1
Non-recourse:
Secured railcar equipment notes	701.9	723.3
Warehouse facility	322.1	120.6
Promissory notes	—	363.9
	1,024.0	1,207.8
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,480.9	1,515.9
	1,480.9	1,515.9
	$3,340.3	$3,553.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2015	December 31, 2014
Leasing Debt Summary
Total Recourse Debt	$37.5	$39.1
Total Non-Recourse Debt	2,504.9	2,723.7
	$2,542.4	$2,762.8
Total Leasing Debt
Wholly-owned subsidiaries	$1,061.5	$1,246.9
Partially-owned subsidiaries	1,480.9	1,515.9
	$2,542.4	$2,762.8
Equipment on Lease(1)
Wholly-owned subsidiaries	$2,919.7	$2,599.2
Partially-owned subsidiaries	1,966.0	1,999.9
	$4,885.7	$4,599.1
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	36.4%	48.0%
Partially-owned subsidiaries	75.3%	75.8%
Combined	52.0%	60.1%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities:
Net income	$409.8	$406.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130.4	111.0
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(45.0)	(87.2)
Other	19.3	(19.4)
Changes in assets and liabilities:
(Increase) decrease in receivables	(128.8)	(136.5)
(Increase) decrease in inventories	81.7	(176.4)
Increase (decrease) in accounts payable and accrued liabilities	(172.7)	52.6
Other	(12.7)	7.2
Net cash provided by operating activities	282.0	157.4
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	167.4	242.1
Proceeds from disposition of property, plant, and equipment	4.8	21.0
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $96.0 and $257.6	(419.4)	(49.5)
Capital expenditures - manufacturing and other	(100.7)	(107.5)
(Increase) decrease in short-term marketable securities	75.0	(68.8)
Acquisitions	(46.2)	(118.8)
Divestitures	51.3	—
Other	5.2	0.3
Net cash required by investing activities	(262.6)	(81.2)
Financing activities:
Payments to retire debt	(471.0)	(90.1)
Proceeds from issuance of debt	242.4	332.1
Shares repurchased(1)	(75.0)	(17.5)
Dividends paid to common shareholders	(31.1)	(23.2)
Purchase of shares to satisfy employee tax on vested stock	(27.2)	(38.1)
Contributions from noncontrolling interest	—	49.6
Distributions to noncontrolling interest	(19.9)	(12.3)
(Increase) decrease in restricted cash	46.8	(12.8)
Other	11.5	22.9
Net cash (required) provided by financing activities	(323.5)	210.6
Net (decrease) increase in cash and cash equivalents	(304.1)	286.8
Cash and cash equivalents at beginning of period	887.9	428.5
Cash and cash equivalents at end of period	$583.8	$715.3
(1) Reflects shares of stock cash settled during the period.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$212.0			$164.2
Unvested restricted share participation	(6.5)			(5.5)
Net income attributable to Trinity Industries, Inc. - basic	205.5	150.7	$1.36	158.7	151.0	$1.05
Effect of dilutive securities:
Stock options	—	—		—	0.1
Convertible subordinated notes	0.1	3.5		0.2	6.3
Net income attributable to Trinity Industries, Inc. - diluted	$205.6	154.2	$1.33	$158.9	157.4	$1.01

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$392.2			$390.6
Unvested restricted share participation	(12.2)			(13.3)
Net income attributable to Trinity Industries, Inc. - basic	380.0	151.0	$2.52	377.3	150.5	$2.51
Effect of dilutive securities:
Stock options	—	—		—	0.1
Convertible subordinated notes	0.2	3.3		0.4	5.0
Net income attributable to Trinity Industries, Inc. - diluted	$380.2	154.3	$2.46	$377.7	155.6	$2.43

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2015	2014
Net income	$220.8	$173.1
Add:
Interest expense	50.6	46.9
Provision for income taxes	112.7	83.9
Depreciation and amortization expense	66.4	55.7
Earnings before interest expense, income taxes, and depreciation and amortization expense	$450.5	$359.6

	Six Months Ended June 30,
	2015	2014
Net income	$409.8	$406.1
Add:
Interest expense	102.1	93.2
Provision for income taxes	208.1	196.4
Depreciation and amortization expense	130.4	111.0
Earnings before interest expense, income taxes, and depreciation and amortization expense	$850.4	$806.7

- END -